Exhibit 99.1
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Contact:  Paul Wirth, 610-774-5997

PPL Electric Utilities Awards Additional Contracts for 2010 Electricity Supply

ALLENTOWN, Pa. (Oct. 4, 2007) -- The Pennsylvania Public Utility Commission on Thursday (10/4) approved bids for a portion of PPL Electric Utilities’ electricity supply needs in 2010 for residential, small commercial and small industrial customers who do not choose a competitive supplier.
Contracts for 850 megawatts of 2010 generation supply were awarded to suppliers in the second of six planned competitive bid processes. The average generation supply prices from this bid process, including Pennsylvania gross receipts tax and adjustment for line losses, is $105.08 per megawatt-hour for residential customers and $105.75 per megawatt-hour for small commercial and industrial customers.
PPL Electric Utilities now has contracted for one-third of the 2010 electricity supply it will need for residential, small commercial and small industrial customers.
If the average prices paid for the supply purchased so far were to be the same for the remaining four purchases, the average residential customer’s monthly bill in 2010 would increase about 34.5 percent over 2009 levels. For the average residential customer using about 1,000 kilowatt-hours per month, that’s an increase of about $35 per month. Small commercial and industrial bills would increase on the order of 22.8 percent to 42.2 percent.
The percentages cited include Pennsylvania gross receipts tax and adjustment for line losses. Actual 2010 prices will not be known until all six supply purchases have been made. The actual amount bills will increase also depends on how much electricity a customer uses.
Customers have the option to shop for lower prices as an alternative to the default supply prices that will be offered by PPL Electric Utilities. In addition, customers can take advantage of energy conservation programs provided by PPL Electric Utilities to reduce their electricity usage and help offset the expected increase.
Under Pennsylvania law and PUC regulations, PPL Electric Utilities is required to buy electricity generation supply for customers who do not choose a competitive supplier. The cost of that supply is passed directly through to customers without any markup by PPL Electric Utilities. Generation supply charges currently account for more than 50 percent of a customer’s monthly bill.
The winning suppliers in this second bid process were selected from nine competitive bidders. An independent company, NERA Economic Consulting, managed the process for PPL Electric Utilities. NERA compiled the results and presented them to the PUC on Tuesday (10/2). Additional bids will be sought in 2008 and 2009 to secure the remainder of supply needed to serve the company’s customers in 2010.
PPL Electric Utilities is spreading out electricity purchases over three years to lessen the price risk customers might face if the company purchased power all at once, potentially during a time of high prices.
Based on the results of the first round of power purchases in July 2007, PPL Electric Utilities estimated that residential customers would see an increase of about 28 percent in 2010 over 2009 levels if the prices paid were the same for all future auctions. Adjusted for line losses, this estimated increase would have been 32.8 percent.
In all electric delivery systems, a small percentage of the power being transmitted is “lost” because it dissipates as heat in conductors and other equipment. As a result, PPL Electric Utilities needs to buy more power than its customers use to account for these losses during delivery. As with all supply costs, the company passes the costs of those additional purchases along to customers without markup.
 Commenting on the prospect of higher electric prices beginning in 2010, David G. DeCampli, president of PPL Electric Utilities, said, “We understand that higher prices in 2010, after more than a decade of price caps, will be difficult for some customers to adjust to. Our focus is on making the transition as smooth as possible.”
DeCampli said that during the period in which generation supply prices have been capped, the cost of fuels used to generate electricity have soared.
“We can’t control fuel costs -- the primary driver behind higher electricity prices -- but we are giving customers more tools, information and options to control how much electricity they use and when they use it,” he said. “And we will be providing more programs well in advance of 2010.”
DeCampli said the company launched a new Web site, www.pplelectric.com, and an online Energy Analyzer tool this summer to help customers better understand how their home uses energy and how they can save. The tool offers customers customized feedback and can help them make better energy-saving decisions for their home and budget.
He said the company also is developing new energy-efficiency initiatives, including programs that would encourage the use of energy-saving equipment, such as compact fluorescent light bulbs.
In addition, he said the company is installing technology that will enable it to offer a time-of-use pricing option to all residential customers in 2010. With time-of-use pricing, customers can save by shifting electricity use to times when generation supply is less expensive to purchase.
That technology also will enable competitive suppliers to design new pricing options for PPL Electric Utilities customers. And it will allow the company to share daily — and eventually hourly — usage information with customers. This detailed information, made possible by the advanced metering system PPL Electric Utilities installed a few years ago, will help customers identify ways to save and evaluate whether time-of-use billing is right for them.
“Customers will also have the ability to choose alternative suppliers if better prices exist in the competitive market in 2010,” DeCampli said.
In the meantime, DeCampli said, customers of PPL Electric Utilities will continue to pay prices that are lower than the actual market price of electricity in the mid-Atlantic region.
PPL Electric Utilities Corporation, a subsidiary of PPL Corporation that provides electricity delivery services to about 1.4 million customers in Pennsylvania, has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

Data Summary: First Two Rounds of Power Purchases

	Residential Customers	Small Commercial and Industrial Customers
Round 1 (July 2007)
Retail Price Per Megawatt-Hour*	$101.77	$105.11
Average Increase in 2010*	32.8%	22.5% to 41.9%

Round 2 (October 2007)
Retail Price Per Megawatt-Hour	$105.08	$105.75
Average Increase in 2010	36.1%	23% to 42.6%

Average of both
Retail Price Per Megawatt-Hour	$103.43	$105.43
Average Increase in 2010	34.5%	22.8% to 42.2%

*Revised from July 2007 estimate to reflect adjustment for line losses.

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Statements contained in this news release, including statements with respect to future energy prices and supply, regulation and rates, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; customer energy usage; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; operation and availability of existing and future generation facilities and operating costs; political, regulatory or economic conditions; receipt of governmental approvals and rate relief; new state or federal legislation; state and federal regulatory developments; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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